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                                                                EXHIBIT 10.25

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                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MARCH 3, 1995

                                  BY AND AMONG

                          FIRST AVIATION SERVICES INC.

                           FE ACQUISITION SUBSIDIARY,

                                TRITON GROUP LTD.

                                       AND

                         NATIONAL AIRMOTIVE CORPORATION

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                                TABLE OF CONTENTS

RECITALS.....................................................................

         ARTICLE I - THE MERGER..............................................  1
                  1.1      The Merger........................................  1
                  1.2      Effective Time of the Merger......................  1
                  1.3      Effect of the Merger..............................  2
                  1.4      Certificate of Incorporation......................  2
                  1.5      By-Laws...........................................  2
                  1.6      Directors.........................................  2
                  1.7      Officers..........................................  3

         ARTICLE II - MERGER CONSIDERATION...................................  3
                  2.1      Conversion of Shares..............................  3
                  2.2      Merger Consideration..............................  3

         ARTICLE III - REPRESENTATIONS OF SELLER.............................  3
                  3.1      Organization and Authority; Execution and
                  Delivery...................................................  4
                  3.2      Existence and Good Standing.......................  4
                  3.3      Capital Stock.....................................  4
                  3.4      Financial Statements..............................  5
                  3.5      Personal Property.................................  5
                  3.7      Material Contracts................................  6
                  3.8      No Violations.....................................  7
                  3.9      Litigation........................................  8
                  3.10     Taxes.............................................  8
                  3.11     [Omitted].........................................  8
                  3.12     Intellectual Properties...........................  8
                  3.13     Compliance with Laws..............................  9
                  3.14     Employee Benefit Plans............................  9
                  3.15     Insurance......................................... 10
                  3.16     Broker's or Finder's Fees......................... 10
                  3.17     Books and Records................................. 11
                  3.18     Accounts Receivable............................... 11
                  3.19     Inventory......................................... 11
                  3.20     No Material Change................................ 11
                  3.21     Absence of Change or Event........................ 11
                  3.22     Products.......................................... 13
                  3.23     Environmental Matters............................. 13
                  3.24     Governmental Matters.............................. 14
                  3.25     Labor Matters..................................... 15
                  3.26     Disclosure........................................ 15
                  3.27     Notice of Developments............................ 15

         ARTICLE IV - REPRESENTATIONS OF PURCHASER........................... 16
                  4.1      Existence and Good Standing of Purchaser.......... 16
                  4.2      No Restrictions................................... 16
                  4.3      Purchase for Investment........................... 16
                  4.4      Broker's or Finder's Fees......................... 16
                  4.5      Litigation........................................ 17



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         ARTICLE V - CLOSING/ESCROW......................................... 17
                  5.1      Closing.......................................... 17
                  5.2      Interest......................................... 17
                  5.3      Escrow........................................... 17

         ARTICLE VI - CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW........ 18
                  6.1      Conduct of Business of the Company............... 18
                  6.2      Exclusive Dealing................................ 19
                  6.3      Review of the Company............................ 19
                  6.4      Confidentiality.................................. 19
                  6.5      Best Efforts..................................... 20
                  6.6      Notification of Certain Matters.................. 20
                  6.7      Permits and Approvals............................ 20
                  6.8      Preservation of Confidentiality.................. 21

         ARTICLE VII - CONDITIONS TO PURCHASER'S OBLIGATIONS................ 21
                  7.1      Opinion of Seller's Counsel...................... 21
                  7.2      No Material Adverse Change....................... 22
                  7.3      Truth of Representations and Warranties.......... 22
                  7.4      Performance of Agreements........................ 22
                  7.5      No Orders; Legal Proceedings..................... 22
                  7.6      Consents and Approvals........................... 23
                  7.7      Third Party Consents and Approvals............... 23
                  7.8      Due Diligence.................................... 23
                  7.9      Financing........................................ 23
                  7.10     Resignation of Directors......................... 23

         ARTICLE VIII - CONDITIONS TO SELLER'S OBLIGATIONS.................. 23
                  8.1      Opinions of Purchaser's Counsel.................. 23
                  8.2      Truth of Representations and Warranties.......... 23
                  8.3      Performance of Agreements........................ 24
                  8.4      No Orders; Legal Proceedings..................... 24
                  8.5      Consents and Approvals........................... 24

         ARTICLE IX - NO SURVIVAL OF REPRESENTATIONS; EVENTS OF
         TERMINATION........................................................ 24
                  9.1      No Survival of Representations................... 24
                  9.2      Events of Termination............................ 24
                  9.3      Effect of Termination............................ 25
                  9.4      Failure to Close................................. 25

         ARTICLE X - MISCELLANEOUS.......................................... 26
                  10.1     Expenses......................................... 26
                  10.2     Transfer Taxes................................... 27
                  10.3     Governing Law.................................... 27
                  10.4     "Person" Defined................................. 27
                  10.5     Captions......................................... 27
                  10.6     Publicity........................................ 27
                  10.7     Continuation of Indemnification, Insurance....... 27
                  10.8     Memorandum; Disclaimer of Projections............ 28
                  10.9     Notices.......................................... 28
                  10.10    Parties in Interest.............................. 29
                  10.11    Counterparts..................................... 29



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                  10.12  Entire Agreement.................................. 29
                  10.13  Amendments........................................ 29
                  10.14  Severability...................................... 29
                  10.15  Third Party Beneficiaries......................... 29





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                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 3rd day of March 1995, by and among First Aviation Services Inc., a Delaware corporation ("Purchaser"), FE Acquisition Subsidiary, a California corporation and wholly owned direct or indirect subsidiary of Purchaser ("Acquisition Sub"), Triton Group Ltd., a Delaware corporation ("Seller"), and National Airmotive Corporation, a California corporation and wholly owned subsidiary of Seller (the "Company").

                                   BACKGROUND

                  A. Seller owns all of the outstanding shares of capital stock of the Company (the "Stock").

                  B. It is the intention of the parties hereto that Acquisition Sub merge with and into the Company upon the terms and subject to the conditions contained herein (the "Merger").

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 THE MERGER. Upon the terms and conditions set forth in this Agreement and in accordance with the California General Corporation Law ("CGCL"), on the Closing Date (as defined in Section 5.1 hereof), Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of California.

                  1.2 EFFECTIVE TIME OF THE MERGER. As soon as practicable following the waiver or satisfaction of the conditions to the Closing (as defined in Section 5.1) specified herein, an officer's certificate of each of Acquisition Sub and the Company shall be executed in accordance with Section 1103 of the CGCL, and a duly executed agreement of merger, in substantially the form attached hereto as Exhibit A (the "Merger Agreement"), with such officers' certificates attached and, if applicable, a certificate of satisfaction by the California Franchise Tax Board with respect to the Company shall be filed with the Secretary of State of the State of California, as provided in the CGCL. The Merger shall thereupon become



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effective in accordance with the CGCL, and such time is hereinafter referred to as the "Effective Time" and the date on which the Effective Time occurs is hereinafter referred to as the "Closing Date."

                  1.3 EFFECT OF THE MERGER. At the Effective Time, the separate existence of Acquisition Sub shall cease and the Company shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, franchises and authority, and be subject to all of the restrictions, disabilities and duties, of each of the Acquisition Sub and the Company (collectively the "Constituent Corporations"); and the rights, privileges, immunities, powers, franchises and authority of each of the Constituent Corporations, and all assets and property of every description, real, personal and mixed, and every interest therein, wherever located, and all debts or other obligations belonging or due to each of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Company; and all property, rights, privileges, immunities, powers, franchises and authority of any of the Constituent Corporations, and each and every other interest of each them, shall be thereafter the property of the Company as they were of the Constituent Corporations, and the title to any real estate or interest therein vested by deed or otherwise in any Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of each of the Constituent Corporations shall be preserved unimpaired, and the Company shall be liable for the debts, liabilities, duties and obligations of each of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against each of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

                  1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall remain as the Certificate of Incorporation of the Company upon completion of the Merger until thereafter amended in accordance with applicable law.

                  1.5 BY-LAWS. The By-Laws of the Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the By-Laws of the Company upon completion of the Merger and remain the Bylaws until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Company and such By-Laws.

                  1.6 DIRECTORS. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned. The directors of Acquisition Sub immediately before the Effective Time shall be the directors of the Company after the Effective Time and shall hold office until



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their respective successors shall be elected and qualified or as otherwise provided in the By-Laws of the Company.

                  1.7 OFFICERS. The executive officers of the Company as of the Effective Time shall remain the executive officers of the Company and shall continue to hold office until their respective successors shall be appointed and qualified or as otherwise provided in the By-Laws of the Company.

                                   ARTICLE II

                              MERGER CONSIDERATION

                  2.1      CONVERSION OF SHARES.  At the Effective Time:

                           (a) Each share of Stock, by virtue of the Merger and
without any action on the part of the holder thereof, shall be canceled and cease to be outstanding and shall be converted into the right to receive $2.7368 per share, assuming there are 4,750,000 shares of Stock outstanding and no interest is payable pursuant to Section 5.2 hereof.

                           (b) Each issued and outstanding share of capital
stock of Acquisition Sub at and as of the Effective Time shall be converted into one share of Common Stock, $.01 par value, of the Company, one certificate for which shall be issued to Purchaser.

                  2.2      MERGER CONSIDERATION.

                           (a) AMOUNT. Subject to the terms and conditions
hereof, the aggregate consideration payable for all shares of Stock surrendered and canceled pursuant to the Merger is equal to Thirteen Million Dollars ($13,000,000) plus any interest payable to Seller pursuant to Section 5.2 hereof (the "Merger Consideration").

                           (b) PAYMENT OF MERGER CONSIDERATION. Promptly after
the Effective Time, upon surrender of the certificates representing the Stock, the Merger Consideration in the form of a cashier's check or wire transfer (less any amount to be distributed to Seller in accordance with Section 7 of the Escrow Agreement (as defined in Section 5.3 hereof)) shall be delivered to Seller.

                                   ARTICLE III

                            REPRESENTATIONS OF SELLER

                  Except as set forth in the disclosure schedule hereto delivered by Seller to Purchaser on the date hereof, as may be amended in accordance with Section 3.27 hereof (the "Disclosure Schedule"), Seller represents and warrants as follows:



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                  3.1 ORGANIZATION AND AUTHORITY; EXECUTION AND DELIVERY. Seller
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby by Seller. The execution, delivery and performance of this Agreement by Seller and the Company and the consummation by Seller and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller and the Company. This Agreement has been duly executed and delivered by Seller and the Company and the agreements of Seller and the Company contained herein constitute the valid and binding obligations of Seller and Company, respectively, which are enforceable against Seller and the Company in accordance with their terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  3.2 EXISTENCE AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" and "Material Adverse Change" mean, with respect to any Party, a material adverse effect or change, as the case may be, on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects of the party, considered as a whole. The Company is not in material default under or in violation of any provision of its Articles of Incorporation or By-Laws.

                  3.3 CAPITAL STOCK. The Seller is the sole shareholder of the Company. All of the outstanding shares of the Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are 4,750,000 shares of Stock issued and outstanding. Except as set forth in Schedule 3.3 attached hereto, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.



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
                  3.4 FINANCIAL STATEMENTS. Seller has or shall furnish Purchaser with audited consolidated balance sheets of the Company (the "Balance Sheet") as at March 31, 1994, 1993, and 1992, respectively, and the related statements of income and cash flows for the periods then ended, accompanied by the report of Price Waterhouse, along with an unaudited balance sheet of the Company (the "Reference Balance Sheet"), and the related statements of income and cash flows for the period then ended as of December 31, 1994 (the "Reference Balance Sheet Date") and an unaudited balance sheet of the Company and the related statements of income and cash flows for the period then ended as of January 31, 1995. Such financial statements, including the footnotes thereto (the "Financial Statements"), except as indicated therein and except for normal year-end adjustments with respect to the unaudited financial statements , have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present in all material respects the financial condition and results of the operations of the Company and the changes in its financial position at such dates and for such periods, except that the unaudited financial statements do not contain all footnotes required by GAAP. The Company has no outstanding claims, liabilities or indebtedness or any nature, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, probable of assertion or not, which could have a Material Adverse Effect on the Company and which are required to be reported on a balance sheet (or in footnotes thereto) prepared in accordance with GAAP, except liabilities
(i) set forth in the Reference Balance Sheet or (ii) incurred subsequent to the Reference Balance Sheet Date in the ordinary course of business not involving borrowings of the Company.

                  3.5      PERSONAL PROPERTY.

                           (a) Schedule 3.5(a) sets forth: (i) the tangible
physical assets of the Company (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures) that do not constitute real property as of a recent date and that have a value in excess of $5,000 per item or per category of items and the location of such items; (ii) individual refundable deposits, prepaid expenses, deferred charges and "other assets" of the Company in excess of $10,000 in the aggregate, as of the Reference Balance Sheet Date; and (iii) all loans or advances made by the Company to, or any investments in, any Person in excess of $5,000, as of the Reference Balance Sheet Date.

                           (b) Except as disclosed in Schedule 3.5(b), the
Company has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for (a) liens included in the balances reflected in the Balance Sheet or on Schedule 3.5, (b) liens consisting of zoning or planning restrictions, easements,



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permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its business, (c) liens arising by operation of law, (d) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (e) liens which do not materially affect the operation of the business of the Company (the "Encumbrances"). Except as disclosed in Schedule 3.5(b), the Company owns, has valid leasehold interests (pursuant to leases disclosed in Schedule 3.6) in or valid contractual rights (pursuant to contracts disclosed in Schedule 3.7 or not required to be disclosed therein) to use, all of the assets used in the business of the Company.

                           (c) The machinery, tools, equipment and other
tangible physical assets used in the business of the Company (other than items of inventory) (i) are, with respect to the material machinery, tools, equipment and other physical assets, in good working order, normal wear and tear excepted,
(ii) are being used or are useful in the business of the Company at its present level of activity and (iii) are in an operating condition sufficient to conduct the business of the Company as now being conducted.

                  3.6 REAL PROPERTY. Schedule 3.6 attached hereto contains a list of all material real property leases to which the Company is a party. Except as set forth on Schedules 3.6 and 3.8, each lease set forth in Schedule
3.6 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the Company has received no notice that it is in default thereunder; and there exists no event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Company under such lease. True and complete copies of the leases listed on Schedule 3.6 have been delivered to Purchaser. Except as set forth in Schedule 3.6 or 3.8, the legality, validity, enforceability and effectiveness of each such lease will not be affected by this Agreement or the consummation of the transactions contemplated hereby. To Seller's and the Company's knowledge, there has been no repudiation of any provision of any such lease by any party thereto, and there are no proceedings, actions, claims or other matters materially and adversely affecting the Company's use or occupancy of the leased premises.

                  3.7 MATERIAL CONTRACTS. Except as set forth in Schedule 3.7 the Company does not have and is not bound by any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person, and the Company has not violated any term or condition of any such contract or agreement set forth in



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Schedule 3.7 in any material respect. Schedule 3.7 sets forth, as of a recent date, a true and complete list of each material contract, license, lease, indenture, franchise, permit or other agreement of the Company, if known to the Company, which (i) involves an outstanding purchase order or sales order of the Company of $50,000 or more in any calendar year, (ii) with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business) or (iii) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (iii), is material to the Company (the items referred to in clauses (i), (ii) and (iii) of this sentence being referred to herein as "Material Contracts"). A true and complete copy of each Material Contract is available to Purchaser or its representative for inspection. Except as set forth in Schedule 3.7, each Material Contract is a valid and legally binding obligation of the Company, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by the Company have been performed to date, and, to the knowledge of Seller and the Company, no other party to any such Material Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which individually and in the aggregate are not material to the Company. Schedule 3.7 indicates (i) which of the customer contracts identified thereon are terminable on notice of 60 days or less and (ii) the names of and describes all contracts with and the appropriate percentage of business attributable to the ten largest customers as of the Reference Balance Sheet based upon revenues for the preceding nine-month period and ten most significant suppliers of the business of the Company as of a recent date, and any original equipment manufacturer suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

                  3.8 NO VIOLATIONS. Except as set forth in Schedule 3.8 attached hereto and assuming all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are duly made and the waiting period thereunder has been terminated or has expired, neither the execution and delivery of this Agreement by Seller and the Company, nor the consummation of the transactions contemplated hereby (a) will violate any provision of the Articles of Incorporation or By-Laws of Seller or the Company,
(b) will violate any statute, rule, regulation, order or decree of any public body or authority by which Seller or the Company is bound or binding upon any of its properties or assets and (c) will conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Material Contract.



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
                  3.9 LITIGATION. Except as set forth in Schedule 3.9 attached hereto, and except with regard to worker's compensation claims, there is no action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending or, to Seller's and the Company's knowledge, threatened against the Company which would have a material adverse effect on the business, financial condition or results of operations of the Company.

                  3.10 TAXES. The Company has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date (as defined in Section 5.1), all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains and other tax returns or reports required to be filed by it, and has paid or withheld, or caused to be paid or withheld, all material taxes of any nature whatsoever, including any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid as described therein, other than where the failure to file such returns or to pay or withhold such taxes would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company or where such Taxes are being contested in good faith and for which adequate reserves have been established. The Company has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has no material deferred intercompany gain within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code. Except as set forth in Schedule 3.10, there are no outstanding requests by the Company for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. As a result of the transactions contemplated hereby, the Company will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified Individual" as those terms are defined in Section 280G of the Code. Except as disclosed on Schedule 3.10, (a) there are no waivers in effect of the applicable statutory period of limitation for any Taxes of the Company for any taxable period and (b) no deficiency assessment or proposed adjustment with respect to any Tax liability of the Company for any taxable period is pending or, to Seller's and the Company's knowledge, threatened. There are no tax sharing agreements between the Company and any other party other than with Seller and a copy of such agreement will be provided to Purchaser.

                  3.11 [OMITTED].

                  3.12 INTELLECTUAL PROPERTIES. Except as set forth in Schedule
3.12 attached hereto, the Company does not have any right, title or interest in or to (including rights as a



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
licensee) any domestic and foreign patents, patent applications, patent licenses, software licenses, tradenames, trademarks, service marks, trademark registrations and applications, or copyright registrations and applications (collectively "Intellectual Property"), and there are no pending proceeding or litigation or other adverse claims involving the Company with respect to Intellectual Property.

                  3.13 COMPLIANCE WITH LAWS. To the actual knowledge of each of the Company's President, Senior Vice President, and Chief Financial Officer, except as set forth in Schedule 3.13 attached hereto, the Company has received no written notification alleging any existing material violation of any applicable statutes, rules, regulations (including laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wage and hours), ordinances, codes, orders, licenses, permits or authorizations, including, without limitation, any applicable business, building, zoning, antipollution, occupational safety, health or other law, ordinance or regulation which would have a Material Adverse Effect or the Company. To the actual knowledge of each of the Company's President, Senior Vice President, and Chief Financial Officer, the conduct of the Company's business is in conformity with all foreign, federal, state, local and other governmental and regulatory requirements, except where such non-conformities, individually or in the aggregate, do not have a Material Adverse Effect on the Company.

                  3.14 EMPLOYEE BENEFIT PLANS.

                           (a) All employee benefit plans of the Company (the
"Benefit Plans"), as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), are listed in
Schedule 3.14 hereto. Seller has provided Purchaser with true and complete copies of:

                                    (i) each of the Benefit Plans, including all
amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; and

                                    (ii) the most recent determination letter as
to qualification under Section 401(a) or 403(a) of the Code, if any, received from the Internal Revenue Service ("IRS") with respect to each of the Benefit Plans.

                           (b) Except as disclosed in Schedule 3.14 hereto:

                                    (i) all contributions which were due and
payable on or before the Closing Date to the Benefit Plans have been made;



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
                                    (ii) there is no "accumulated funding
deficiency," as defined in Section 412(a) of the Code, whether or not waived, with respect to any of the Benefit Plans;

                                    (iii) each of the Benefit Plans for which
the Company has claimed a deduction under Section 404 of the Code, if such plan was qualified under Section 401(a) or 403(a) of the Code, has received a favorable determination letter from the IRS as to qualification under such section, and such favorable determination has not been modified or revoked;

                                    (iv) Each of the Benefit Plans complies with
the material requirements of ERISA and has been administered in material compliance with its own terms;

                                    (v) there has been no non-exempt "prohibited
transaction", as defined in Section 4975 of the Code, with respect to any Benefit Plan;

                                    (vi) no Benefit Plan is a "multiemployer
plan," as defined in Section 3(37) of ERISA;

                                    (vii) no Benefit Plan provides welfare
benefits following termination of employment, except as required by Section 601 of ERISA and under consulting agreements entered into between the Company and five of its employees; and

                                    (viii) neither the execution of this
Agreement nor its performance will create any obligation to make or increase the amount of any payment to an employee of Seller, accelerate the time by which any payment to an employee of Seller must be made, or cause any employee of Seller to become vested in any payment or benefit, in any of theses cases whether under a Benefit Plan or under any other plan, program or agreement.

                  3.15 INSURANCE. Schedule 3.15 attached hereto contains a list of each policy and contract for property, casualty liability and workers' compensation insurance and bond and surety arrangements maintained by the Company. All such policies contracts and arrangements are in full force and effect, and neither the Company nor Seller has received any notice of termination or material increase in premiums with respect to any of such policies. The Seller shall cause the Company to use its reasonable efforts to keep or cause to be kept such policies contracts and arrangements (or substantial equivalents) in such amounts duly in force until the Closing Date and shall give Purchaser notice of any material change in such policies contracts and arrangements. True and complete copies of such policies, contracts and arrangements have been delivered to Purchaser.

                  3.16 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Seller or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Patricof & Co. Capital Corp. ("Patricof") and Fredericks & Associates ("Fredericks"), whose fees and expenses will be paid by Seller.

                  3.17 BOOKS AND RECORDS. The Company has made and will make available for inspection by Purchaser upon reasonable request all the books of account, relating to the business of the Company. Such books of account of the Company have been maintained in the ordinary course of business.

                  3.18 ACCOUNTS RECEIVABLE. The accounts receivable appearing on the Reference Balance Sheet and all accounts receivable created since that date through the Closing Date represent and will represent valid obligations (subject to the effects of bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally) owing to the Company and are bona fide, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet which reserve was prepared in accordance with generally accepted accounting principles and thus is expected based upon past experience to adequately provide for all uncollectible receivables.

                  3.19 INVENTORY. Except as disclosed in Schedule 3.19, the inventories of parts, raw materials, in-process and finished products of the Company are in good condition, conform in all material respects with the Company's applicable specifications and warranties, are useable or saleable in the ordinary course of business; all in-process and finished products in such inventories have been produced in compliance with the Company's applicable quality control procedures. The values at which such inventories are carried are in accordance with GAAP. The amount and mix of items in the inventories of parts, in-process and finished products is, and will be at the Closing Date, consistent in all material respects with the Company's past business practices.

                  3.20 NO MATERIAL CHANGE. Since the Reference Balance Sheet Date, there has been no Material Adverse Change in the Company.

                  3.21 ABSENCE OF CHANGE OR EVENT. Except as disclosed in
Schedule 3.21 or as set forth in the Financial Statements or in the ordinary course, since the Reference Balance Sheet Date, the Company has conducted its business only in the ordinary course and has not:

                           (i) when considered as a whole, incurred any
obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, required by GAAP to be disclosed on a financial statement in excess of $50,000 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                           (ii) subjected to Encumbrance, any of the property,
businesses or assets, tangible or intangible, of the Company;

                           (iii) sold, transferred, leased to others or
otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed on the Reference Balance Sheet or in the Schedules, in each case in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

                           (iv) suffered any damage, destruction or loss
(whether or not covered by insurance) which has had or could have a Material Adverse Effect on the Company;

                           (v) when considered as a whole, made or committed to
make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

                           (vi) encountered any labor union organizing activity
or had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs;

                           (vii) instituted any litigation, action or proceeding
before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                           (viii) declared or paid any dividend or made any
other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

                           (ix) increased the compensation of any officer,
employee earning more than $50,000 per year or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business consistent with prior practice;

                           (x) taken any action which, if taken subsequent to
the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Seller's agreement set forth in Section 6.1(a) or (b) and
Section 6.1(i), (ii), (vi) and (vii), unless described herein.

                  3.22 PRODUCTS. Schedule 3.22 sets forth (i) all claims exceeding $10,000 asserted or, to Seller's and the Company's best knowledge, threatened at any time during the past three years against the Company in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by the Company, together with a description of each such claim or action initiated with respect thereto and the disposition thereof and (ii) the Company's standard warranty and disclaimers of warranty used by the Company in connection with the products or services provided by the Company. The Company has not experienced product recall or warranty claims in excess of 5% of aggregate gross sales for any of the past five years.

                  3.23 ENVIRONMENTAL MATTERS. To the actual knowledge of the Company's environmental compliance officer (Roger Bastien) after consultation with the Company's President:

                           (a) Except as set forth in Schedule 3.23 to this
Agreement, (A) the Company has not (i) generated, used, transported, treated, stored, released or disposed of, or (ii) allowed or authorized anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Material (as defined in Section 3.23(b)) in violation of any Environmental Requirement (as defined in Section 3.23(c)); (B) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Material in connection with the conduct of the business of the Company or the use of any property or facility of the Company (the "Company Properties") or any nearby or adjacent properties or facilities which has created or might reasonably be expected to create any liability for violation of, or which would require reporting to or notification of any governmental entity for violation of, any Environmental Requirement; (C) the Company is in compliance with all Environmental Requirements (i) regarding Hazardous Materials on or under any of the Company Properties or (ii) which are applicable to the conduct of its business, except where the failure to so comply would not materially impair the conduct of the Company's business and would not have a material adverse effect on the business, operations, properties, results of operations or financial condition of the Company; and (D) no notice has been received by the Company alleging that the Company is in violation in any material respect of any Environmental Requirement.

                           (b) For the purposes of this Agreement, a "Hazardous
Material" is any material, chemical or substance that is defined or listed in, or otherwise classified pursuant to, any applicable Environmental Requirement as a hazardous substance, hazardous material, toxic substance or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

                           (c) For the purposes of this Agreement, an
"Environmental Requirement" is any law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license, authorization, direction or requirement of any government, department, commission, board, court, authority, agency, official or officer, foreseen or unforeseen, ordinary or extraordinary relating to (i) the generation, use, storage, transportation or disposal of any Hazardous Material or (ii) the protection of the environment, land use or the safety, health and welfare of human, animal or plant life, including, without limitation, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act and the Toxic Substances Control Act, each as amended or supplemented and any analogous future or present local, state or federal statute and any regulations promulgated pursuant thereto.

                  3.24 GOVERNMENTAL MATTERS. To the actual knowledge of each of the Company's President, Senior Vice President and Chief Financial Officer, in connection with the business and operations of the Company, neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. To the actual knowledge of each of the Company's President, Senior Vice President and Chief Financial Officer, with respect to the business and operations of the Company, neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures. Schedule 3.24 lists all governmental reviews, audits, investigations or inspections, known to Seller or the Company whether pending, completed or threatened since January 1, 1992, which if resolved adversely to the Company could have a material adverse effect on the business, business prospects or financial condition of the Company or its properties or assets. The Company is in compliance with all security and related requirements on its contracts which are classified as confidential, secret or top secret. Schedule
3.24 describes the
status and findings of all security compliance inspections completed since January 1, 1992 and all on-going security investigations or inquiries relating to the Company, any of its directors, officers or employees which are known to Seller or the Company. To the knowledge of Seller and the Company, there have not been any material security problems, incidents or occurrences occurring since January 1, 1992 which involve disclosure by the Company's directors, officers or employees of information which is classified as confidential, secret or top secret.

                  3.25 LABOR MATTERS. To the Seller's and the Company's knowledge, (a) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against the Company; (b) none of the Company's employees are covered by a collective bargaining agreement or are members of a union and no representation question exists respecting the employees of the Company and no effort is currently threatened or under way to establish a union; or (c) there exists no basis for the assessment of unpaid wages with respect to employees of the Company. Schedule 3.25 sets forth a true and complete list of (i) the name and wage rate or salary, as applicable, of all employees of the Company as of February 15, 1995, and (ii) the name and employment status of each employee currently on long-term or short-term disability, workers' compensation, sick leave, personal leave, military leave or any similar leave arrangement.

                  3.26 DISCLOSURE. No representations or warranties by the Company in this Agreement, including the Schedules, and no statement contained in any document (including, without limitation, the financial statements, certificates, or other writing furnished or to be furnished by the Company to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Each of the Schedules is complete and correct.

                  3.27 NOTICE OF DEVELOPMENTS. Seller or the Company may elect at any time to notify Purchaser of any development causing a breach of any of the representations and warranties in Article III of this Agreement. Unless Purchaser objects to such development by written notice to Seller and the Company within five business days following such notice of developments, the written notice pursuant to this Section 3.27 shall be deemed to have amended the applicable Schedule, to have qualified the representations and warranties contained in Article III and to have cured any misrepresentation or breach or warranty that otherwise might have existed hereunder by reason of such development.

                                   ARTICLE IV

                          REPRESENTATIONS OF PURCHASER

                  Purchaser and Acquisition Sub represent and warrant as follows:

                  4.1 EXISTENCE AND GOOD STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Purchaser and Acquisition Sub each has the corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby, and this Agreement has been duly authorized and approved by all required corporate action of Purchaser and Acquisition Sub. This Agreement is a valid and binding obligation of each of Purchaser and Acquisition Sub enforceable against Purchaser and Acquisition Sub in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  4.2 NO RESTRICTIONS. Assuming all filings required by the HSR Act are duly made and the waiting period thereunder has been terminated or expired, the execution and delivery of this Agreement by Purchaser and Acquisition Sub and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Articles of Incorporation or By-Laws of Purchaser or Acquisition Sub, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser or Acquisition Sub or any of their respective properties or assets is bound and
(c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser or Acquisition Sub is a party, or by which Purchaser or Acquisition Sub or any of their respective properties or assets is bound.

                  4.3 PURCHASE FOR INVESTMENT. Purchaser will acquire the Stock for its own account for investment and not with a view toward any resale or distribution thereof.

                  4.4 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Purchaser or Acquisition Sub is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein except for affiliates of Purchaser, whose fees and expenses will be paid by Purchaser.

                  4.5 LITIGATION. There is no action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality, or agency, pending or, to Purchaser's and Acquisition Sub's knowledge, threatened, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with such transactions or which, individually or in the aggregate, if adversely determined, would have an adverse effect on the ability of Purchaser or Acquisition Sub to consummate the transactions contemplated by this Agreement.

                                    ARTICLE V

                                 CLOSING/ESCROW

                  5.1 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the Merger (the "Closing") will be held within two (2) business days after the same at the offices of Solomon Ward Seidenwurm & Smith, 401 B Street, Suite 1200, San Diego, California 92101, or at such other place as the parties hereto shall by written instrument designate, for the purposes of delivering the documents required pursuant to the Agreement, authorizing the filing of the instruments and certificates required under the California General Corporation Law and taking all such other and further actions as may be required by law to make the Merger effective. Such time and date are herein referred to as the "Closing Date."

                  5.2 INTEREST. If the Closing does not occur on or before March 31, 1995, Seller shall be entitled to interest on the Merger Consideration from such date until the Closing Date at the rate of 10% per annum. Any such interest paid to Seller shall be deemed to be an increase in the amount of the Merger Consideration.

                  5.3 ESCROW. Upon the date hereof, Buyer shall deposit into an Escrow Account with Chemical Trust Company of California (the "Escrow Agent"), Two Hundred Fifty Thousand Dollars ($250,000) (the "Escrow Fund") to be held and released in accordance with the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit B (the "Escrow Agreement"). The Escrow Agreement shall be entered into within two business days hereof, by Purchaser, Seller and the Escrow Agent.

                                   ARTICLE VI

                 CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW

                  6.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement to the Closing Date, Seller shall cause the Company to conduct its operations in the ordinary course of business. Notwithstanding the immediately preceding sentence, pending the Closing Date and except as may be first approved by Purchaser (such approval not to be unreasonably withheld) or as is otherwise permitted or required by this Agreement, Seller shall cause
(a) the Company's Articles of Incorporation and By-Laws to be maintained in their respective forms on the date of this Agreement, (b) the compensation payable or to become payable by the Company to any director, officer or employee being paid $50,000 per year or more to be maintained at the amount existing on the date of this Agreement, (c) the Company to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that have been accrued or accrue in the ordinary course of business, (d) the Company to refrain from entering into any contract or commitment except contracts and commitments in the ordinary course of business,
(e) the Company to refrain from increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business, (f) the Company to refrain from canceling or waiving any claims or rights of substantial value which individually is or in the aggregate are material to the Company, (g) the Company to refrain from declaring or paying any dividends, (h) the Company from lending money to or borrowing money from Seller or entering into any agreement with Seller and (i) the Company not to agree, whether or not in writing, to do any of the foregoing. In addition to the foregoing, from the date hereof to the Closing Date, the Company will not, unless first approved by Purchaser (said approval not to be unreasonably withheld): (i) terminate or fail to renew any existing insurance coverage; (ii) terminate or fail to renew or preserve any permits, or take any action that would jeopardize the continuance of its material supplier or customer relationship; (iii) make any loan, guarantee or other extension of credit, or enter into any commitment to make any loan, guarantee or other extension of credit, to or for the benefit of any director, officer, employee, stockholder of Seller or the Company or any of their respective associates or affiliates; (iv) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except in the ordinary course of business; (v) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of the Company; (vi) make any capital expenditures or commitments with respect thereto aggregating more than $50,000; (vii) make any material investment, by purchase contributions to capital, property transfers, or otherwise, in any other person; or (viii) agree to or make any commitment to take any action prohibited by this sentence or take or omit to take any other action which is reasonably likely to have a material impact on the financial condition or operations of the Company.

                  6.2 EXCLUSIVE DEALING. During the period from the date of this Agreement through May 2, 1995, Seller and the Company shall not directly or indirectly, through any officer, director, employee, agent or otherwise, (i) participate in any negotiations or solicit, initiate or encourage submission of inquiries, proposals or offers from any potential buyer relating to the assets or stock of the Company or any material part thereof or (ii) enter into any agreement pertaining thereto. The May 2, 1995 date referred to above may, at the election of Purchaser, be extended to May 31, 1995 upon the payment of an additional $250,000 to the Escrow Account on or before May 2, 1995 and notice thereof to Seller.

                  6.3 REVIEW OF THE COMPANY. Purchaser may, prior to the Closing Date, through its representatives (which terms shall be deemed to include its independent accountants, lenders, and counsel), review the properties, books and records of the Company to familiarize itself with such properties and the business of the Company. Seller shall cause the Company to permit Purchaser and its representatives to have reasonable access to the premises and to the books and records (including all information to determine the "amount of unfunded liabilities" as defined in Section 4001(a)(18) of ERISA for each Company Benefit
Plan) of the Company during normal working hours and to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as Purchaser shall from time to time reasonably request. From the date hereof to the Closing Date, the Company shall furnish to Purchaser (i) as soon as available copies of all reports, renewals, filings, certificates, statements and other documents filed with any governmental entity; (ii) monthly and quarterly unaudited balance sheets, statements of operations and cash flow and changes in stockholders' equity for the Company; and (iii) such other reports prepared by the Company in the ordinary course of its business as Purchaser may reasonably request. The Company shall, upon request, furnish Purchaser with complete copies of all agreements, instruments and documents set forth in the Disclosure Schedule or underlying the Disclosure Schedule.

                  6.4 CONFIDENTIALITY. The parties hereto acknowledge that Purchaser (or an affiliate of Purchaser) and the Company have entered into a Confidentiality Agreement in the form attached hereto as Exhibit C, the "Confidentiality Agreement") and Purchaser confirms that it and its affiliates and advisors will comply with their respective obligations thereunder. Notwithstanding the foregoing, and the provisions of Section 10.6, after consultation with each other, Purchaser and/or Seller (a) may issue or make a press release, announcement or other disclosure regarding this Agreement and the transactions contemplated hereby which it determines necessary or desirable under applicable law, and (b) may, at any time after the date of this Agreement, file with the Securities and Exchange Commission a Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, with respect to the transactions contemplated by this Agreement.

                  6.5 BEST EFFORTS. Each of the parties agrees to use its best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in an expeditious manner, the transactions contemplated by this Agreement, including, but not limited to, (a) compliance with the HSR Act in all respects (including the filing of a notification and report form to the extent necessary), (b) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings (including, but not limited to, filings with governmental or regulatory agencies or authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.

                  6.6 NOTIFICATION OF CERTAIN MATTERS. Seller and the Company each shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement and made by the Seller or the Company or Purchaser or Acquisition Sub to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of Purchaser or Acquisition Sub, or Seller or the Company as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by and under this Agreement. From the date hereof to the Closing Date, the Company and the Seller shall promptly notify Purchaser of any event of which the Company or Seller obtains knowledge which has had or may reasonably be expected to have a material adverse effect on the business of the Company or which as of the date hereof would have been required to be disclosed to Purchaser.

                  6.7 PERMITS AND APPROVALS.

                           (a) Purchaser, the Company and Seller each agree to
cooperate and use their good faith efforts to obtain approvals and permits that may be necessary or which may be reasonably requested by Purchaser to consummate the transactions contemplated by this Agreement.

                           (b) To the extent that the approval of a third party
with respect to any contract is required in connection with the transactions contemplated by this Agreement, the Company and Seller shall use their best efforts to obtain such approval prior to the Closing Date and in the event that any such approval is not obtained, the Company and the Seller each shall reasonably cooperate with Purchaser to attempt to achieve for that Purchaser the benefits of each such contract.

                  6.8 PRESERVATION OF CONFIDENTIALITY. For a period of ten (10) years from the date of this Agreement, Seller agrees to treat all Confidential Information (as defined below) of the Company, as confidential, to preserve the confidentiality thereof and not to use or disclose any Confidential Information, except disclosures to its representatives who need to know such Confidential Information in connection with the transactions contemplated herein at any time before or after Closing. The Company agrees that through the Closing Date it will not use or disclose any Confidential Information, except disclosures made to customers and vendors in the ordinary course of business and disclosures to its representatives who need to know such Confidential Information in connection with the transactions contemplated herein at any time before or after the Closing. As used in this Agreement, "CONFIDENTIAL INFORMATION" means any and all technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto normally treated as confidential and proprietary by the Company in the ordinary course of its business consistent with past practice, together with all analyses, compilations, studies or other documents, records or data prepared by Seller, the Company or Purchaser or their respective representatives, as the case may be, which contain or otherwise reflect or are generated from such information at any time before or after the Closing.

                                   ARTICLE VII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  The obligations of Purchaser and Acquisition Sub to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Purchaser and Acquisition Sub. The condition set forth in Section
7.8 shall, unless relied upon to terminate this Agreement on or before March 17, 1995, be considered waived by Purchaser.

                  7.1 OPINION OF SELLER'S COUNSEL. Purchaser shall have received an opinion, dated the Closing Date, of Solomon Ward

Seidenwurm & Smith, counsel to Seller, to the effect and substantially in the form set forth in Exhibit D attached hereto.

                  7.2 NO MATERIAL ADVERSE CHANGE. From the date of this Agreement to the Closing Date, there shall not have been a Material Adverse Change in the Company. The (i) failure to obtain the consent of Allison to the change in control of the Company contemplated by the Agreement under the terms of each of the Authorized Maintenance Center Agreement (Allison Model 501) dated November 14, 1994, Authorized Maintenance Center Agreement (Allison Model 250) dated December 21, 1994 and the Direct Service Dealer Agreement (Allison Model
570k) dated September 1, 1983 and any other material agreements with Allison or
(ii) failure to obtain the consent of the Port of Oakland to the change in control of the Company contemplated by this Agreement under the Lease with the Port of Oakland dated January 23, 1991 and the consent of the City of Oakland under the Test Cells Lease with the City of Oakland dated January 23, 1991, shall be considered to constitute a Material Adverse Change in the Company.

                  7.3 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

                  7.4 PERFORMANCE OF AGREEMENTS. Each and all of the agreements of Seller to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

                  7.5 NO ORDERS; LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or, to the best knowledge of the Company, have been threatened and remain so by any governmental entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or which would not permit the business of the Company as presently conducted to continue unimpaired following the Closing Date. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divesture or recision, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                  7.6 CONSENTS AND APPROVALS. All governmental consents and approvals materially necessary to permit or required because of the consummation of the transactions contemplated by this Agreement shall have been received. All time periods under the HSR Act shall have expired.

                  7.7 THIRD PARTY CONSENTS AND APPROVALS. All material third party, non-governmental consents or approvals (including any consent or approval required under a Material Contract) required under contracts and agreements necessary to permit or required because of the consummation of the transactions contemplated by this Agreement shall have been received.

                  7.8 DUE DILIGENCE. Purchaser shall have completed its due diligence review of the Company and, in the course of such review, shall not have discovered information which Purchaser reasonably believes has or may have an adverse effect on the business of the Company.

                  7.9 FINANCING. Purchaser shall have obtained financing from a lender or lenders in amounts sufficient to finance the transactions contemplated hereby, and such financing shall be on terms that are reasonably acceptable to Purchaser.

                  7.10 RESIGNATION OF DIRECTORS. The directors of the Company shall have submitted their resignations in writing to the Company. Such resignations of directors shall be effective as of the date of the Merger.

                                  ARTICLE VIII

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller and the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Seller and the Company.

                  8.1 OPINIONS OF PURCHASER'S COUNSEL. Purchaser shall have furnished Seller with an opinion, dated the Closing Date, of O'Melveny & Myers, to the effect and substantially in the form set forth in Exhibit E attached hereto.

                  8.2 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

                  8.3 PERFORMANCE OF AGREEMENTS. Each and all of the agreements of Purchaser to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

                  8.4 NO ORDERS; LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or, to the best knowledge of the Company, have been threatened and remain so by any governmental entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or which would not permit the business of the Company as presently conducted to continue unimpaired following the Closing Date. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divesture or recision, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                  8.5 CONSENTS AND APPROVALS. All material governmental consents and approvals, if any, necessary to permit or required because of the consummation of the transactions contemplated by this Agreement shall have been received. All time periods under the HSR Act shall have expired.

                                   ARTICLE IX

              NO SURVIVAL OF REPRESENTATIONS; EVENTS OF TERMINATION

                  9.1 NO SURVIVAL OF REPRESENTATIONS. Except for the representations and warranties set forth in Sections 3.1, 3.3, 3.16 and 4.4 which shall survive until the applicable statute of limitations has expired, the representations and warranties of Seller and Purchaser contained in this Agreement shall not survive the Closing of the Merger. Effective upon the Closing, each of the parties hereto expressly waives any and all rights, whether known or unknown, to assert any claim(s) or bring any action(s) for breach by any party hereto of any of its representations, warranties, covenants or obligations hereunder other than the representations and warranties set forth in Sections 3.1, 3.3, 3.16 and 4.4 hereof and the agreements set forth in Sections 10.1, 10.7 and 10.10 hereof.

                  9.2 EVENTS OF TERMINATION. This Agreement may be terminated:

                  (a) by mutual written agreement of the parties hereto;

                  (b) by Purchaser by written notice to Seller that (i) it has not obtained the financing (on terms that are reasonably acceptable to Purchaser) required to complete the Merger, or (ii) the results of its due diligence are not satisfactory to Purchaser provided that, with respect to this clause (ii), notice thereof is given on or before March 17, 1995,

                  (c) by Purchaser by written notice to Seller, if the conditions set forth in Article VII hereof shall not have been complied with or performed on or prior to the Closing Date in any material respect and, in either case, such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before May 2, 1995 (May 31, 1995 if Purchaser makes a payment of an additional $250,000 to the Escrow Account on or before May 2, 1995);

                  (d) by Purchaser if Seller or the Company shall have delivered a notice to Purchaser under Section 3.27 hereof and Purchaser elects within five business days thereof to terminate this Agreement;

                  (e) by Seller by written notice to Purchaser, if the conditions set forth in Article VIII hereof shall not have been complied with or performed on or prior to the Closing Date in any material respect and, in either case, such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before May 2, 1995 (May 31, 1995 if Purchaser makes a payment of an additional $250,000 to the Escrow Account on or before May 2, 1995).

                  9.3 EFFECT OF TERMINATION. If this Agreement shall be terminated pursuant to Section 9.2, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 9.4 and 10.1 and as provided in the Confidentiality Agreement) shall terminate without further liability or obligation of either party to the other party hereunder, except as provided in Section 9.4 hereof.

                  9.4 FAILURE TO CLOSE.

                           (a) If (i) Purchaser fails to consummate the
transactions contemplated on its part to occur on the Closing Date, and all conditions of the Closing set forth in Article VII (other than the conditions specified in Sections 7.3, 7.4, 7.7, 7.8, 7.9 or 7.10) have been satisfied in all material respects or waived, (ii) Seller elects to terminate this Agreement pursuant to Section 9.2(e) hereof (other than as a result of a failure of the condition specified in Section 8.4 or 8.5 hereof), (iii)

Purchaser elects to terminate this Agreement pursuant to Section 9.2(c) hereof and such termination is solely the result of a failure of a condition specified in Sections 7.3, 7.4, 7.7, 7.8, 7.9 or 7.10 hereof and such failure does not constitute a Material Adverse Effect with respect to the Company and there has not been, independently thereof, a Material Adverse Change with respect to the Company, or (iv) this Agreement is terminated by Purchaser pursuant to Section 9.2(d) hereof and the notice or notices given to Purchaser under Section 3.27 hereof independently and together do not constitute a Material Adverse Change with respect to the Company, then Seller shall be entitled to have disbursed to Seller the Escrow Fund, in accordance with the terms of the Escrow Agreement, as liquidated damages, and Seller and the Company hereby agree that neither they nor any of their affiliates shall have any further recourse of any kind against Purchaser or Acquisition Sub.

                           (b) If (i) Seller fails to consummate the
transactions contemplated on its part to occur on the Closing Date, and all conditions of the Closing set forth in Article VIII (other than the conditions specified in Sections 8.4 or 8.5 hereof) have been satisfied in all material respects or waived, (ii) this Agreement is terminated by Purchaser pursuant to
Section 9.2(c) hereof (unless such termination is solely the result of a failure of a condition specified in Sections 7.3, 7.4, 7.7, 7.8, 7.9 or 7.10 hereof and such failure does not constitute a Material Adverse Effect with respect to Company and there has not been, independently thereof, a Material Adverse Change with respect to the Company) (iii) this Agreement is terminated by Purchaser pursuant to Section 9.2(d) and the notice or notices given to Purchaser under
Section 3.27 hereof independently or together constitute a Material Adverse Change with respect to the Company, or (iv) this Agreement is terminated by Purchaser pursuant to Section 9.2(b)(i) hereof on or before March 17, 1995, then Purchaser shall receive the return of the Escrow Fund in accordance with the terms of the Escrow Agreement and Purchaser's sole remedy (in addition to a return of the Escrow Fund), which remedy only applies in the event of (i) above, shall be to require Seller and the Company to consummate and specifically perform the Merger in accordance with the terms of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated including, without limitation, the fees and expenses of their respective counsel and financial advisors; provided, however, that Purchaser and Seller each agree to pay one-half of the HSR Act filing fee.

                  10.2 TRANSFER TAXES. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Purchaser, and Purchaser shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to Seller evidence of payment of all Transfer Taxes.

                  10.3 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to contracts made by California residents and to be performed entirely within the State of California.

                  10.4 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

                  10.5 CAPTIONS. The Article, Section and Schedule captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  10.6 PUBLICITY. Except as otherwise required by law or regulation, neither of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof. The requirements of this Section 10.6 shall be in addition to those included in the Confidentiality Agreement.

                  10.7     CONTINUATION OF INDEMNIFICATION, INSURANCE.

                           (a) Purchaser agrees that subsequent to the Closing
the Company shall continue to indemnify and hold harmless each of its present and former directors, officers, and employees in their capacities as such (the "Indemnified Persons"), from and against all damages actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding relating to the business of the Company to the fullest extent permitted under the charter documents of the Company. In addition, subsequent to the Closing Purchaser shall not, and shall not permit the Company to, amend or modify its charter documents, except as required by law, if the effect of such amendment or modification would be to lessen or otherwise adversely affect the indemnification rights of the

Indemnified Persons as provided therein, and Purchaser shall permit the Company to advance expenses to each such Indemnified Person to the fullest extent so permitted upon receipt of any undertaking required by law. If the Company transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the transferee shall assume the obligations of the Company under this Section 10.7(a).

                           (b) Purchaser shall cause to be maintained for a
period of three years after the Closing directors and officers liability insurance provided that the annual cost of such insurance does not exceed $25,000. The obligation to maintain insurance includes the obligation to purchase all available extended reporting periods with respect to preexisting insurance should the procurement of insurance meeting the above-described conditions not be achieved.

                           (c) This Section 10.7 is intended to benefit each of
the Indemnified Persons, each of whom shall be entitled to enforce the provisions hereof.

                  10.8 MEMORANDUM; DISCLAIMER OF PROJECTIONS. Seller makes no representation or warranty to Purchaser except as specifically made in this Agreement. In particular, the Seller makes no representation or warranty to Purchaser with respect to (a) the information set forth in the Confidential Memorandum distributed by Patricof in connection with the offering of the Company or (b) any financial projection or forecast relating to the Company. With respect to any such projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against Seller with respect thereto.

                  10.9 NOTICES. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mall, postage prepaid, addressed as follows: if to Purchaser or Acquisition Sub, to c/o First Equity Development, Inc., 2716 Ocean Park Boulevard, Suite 3088, Santa Monica, California 90405, FAX
(310) 557-1660, Attention: John F. Risko, and to c/o First Equity Development, Inc., 3 River Bend Center, Box 4660, Stamford, Connecticut 06907, FAX (203) 359-7901, Attention: Michael Culver, with a copy to its counsel, O'Melveny & Myers, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660, FAX (714) 669-6994, Attention: J. Jay Herron, Esq.; and if to Seller or the Company, to Triton Group Ltd., 550 West C Street, 18th Floor, San Diego, California 92101, FAX (619)

231-9170, Attention: John C. Stiska, with a copy to its counsel, Solomon Ward Seidenwurm & Smith, 401 B Street, Suite 1200, San Diego, California 92101, FAX
(619) 231-4755, Attention: Michael Yaffa, Esq.; or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopy or mailed.

                  10.10 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than
(i) by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns and (ii) Purchaser and Acquisition Sub each may assign their rights and obligations hereunder to any entity that is wholly-owned, directly or indirectly, by Purchaser or that, directly or indirectly, owns all of the outstanding capital stock of Purchaser or is under common control with Purchaser.

                  10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                  10.12 ENTIRE AGREEMENT. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, including the Escrow Agreement and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the Escrow Agreement and the Confidentiality Agreement.

                  10.13 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto.

                  10.14 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  10.15 THIRD PARTY BENEFICIARIES. Except as otherwise set forth in Sections 10.7 and 10.10, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            SELLER

                                            TRITON GROUP LTD., a Delaware
                                            corporation

                                            By: /s/ MICHAEL M. EARLEY
                                                -----------------------------
                                            Name: Michael M. Earley
                                            Title: President

                                            NATIONAL AIRMOTIVE CORPORATION,
                                            a California corporation

                                            By: /s/ GERALD A. ROBERTS
                                                -----------------------------
                                            Name: Gerald A. Roberts
                                            Title: President

                                            PURCHASER

                                            FIRST AVIATION SERVICES INC.,
                                            a Delaware corporation

                                            By: /s/ JOHN F. RISKO
                                                -----------------------------
                                            Name: John F. Risko
                                            Title: Executive Vice President

                                            FE ACQUISITION SUBSIDIARY,
                                            a California corporation

                                            By: /s/ JOHN F. RISKO
                                                -----------------------------
                                            Name: John F. Risko
                                            Title: Executive Vice President